Exhibit 107

EXHIBIT F

CALCULATION OF FILING FEE TABLES

Schedule TO

(Form Type)

J.P. Morgan Access Multi-Strategy Fund, L.L.C.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$85,813,587.14	0.00927%	$7,954.92

Fees Previously Paid	$87,178,041.84		$8,081.40

Total Transaction Valuation	$85,813,587.14

Total Fees Due for Filing			$7,954.92

Total Fees Previously Paid			$8,081.40

Total Fee Offsets			$0.00

Net Fee Due			$7,954.92